This filing is made
                                   pursuant to Rule
                                   424(b)(3) under the
                                   Securities Act of 1933 in
                                   connection with
                                   Registration Statement No
                                   333-13971

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED MARCH 5, 1997)

                        31,564 SHARES
                    ALLEGHANY CORPORATION
                        COMMON STOCK
          This Prospectus Supplement supplements information contained in that certain prospectus dated March 5, 1997 (the "Prospectus") relating to 31,564 shares of common stock, par value $1.00 per share, of Alleghany Corporation being offered for the accounts of certain persons named therein under "Selling Stockholders" or by pledgees, donees, transferees or other successors in interest of the Selling Stockholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used but not defined herein have the meanings assigned to them in the Prospectus; except where the context otherwise requires, the term "Prospectus" includes this Prospectus Supplement.

          On May 20, 1997, one of the Selling Stockholders, Mike A. Leprino, made a charitable gift to the Mike Leprino Family Foundation (the "Foundation") of all of the 16,855 Shares he received in the Merger. As a result of such gift, the Foundation is added as a named Selling Stockholder for all purposes of the Prospectus, except that neither the Foundation nor Alleghany has agreed to indemnify the other in respect of any liability arising out of or due to actual or alleged material misstatements or omissions in the Registration Statement or the Prospectus. All of the 16,855 Shares held by the Foundation are offered for sale pursuant to the Prospectus.

   THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 26, 1997